EXHIBIT 10.5
FOURTH AMENDMENT
TO
LIMITED LIABILITY LIMITED PARTNERSHIP
OF
INREIT PROPERTIES, LLLP
     This Fourth Amendment is effective as of the 9th day of February, 2011 for the purpose of amending the First Amendment and Complete Restatement of Agreement of Limited Liability Limited Partnership of INREIT Properties, LLLP, Second Amendment to Limited Liability Limited Partnership of INREIT Properties, LLLP and Third Amendment to Limited Liability Limited Partnership of INREIT Properties, LLLP as follows:
     The first sentence of Article VIII, Right and Obligations of the Limited Partners, 8.05(b), shall be deleted in its entirety and in its place the following sentence shall be inserted:
ARTICLE VIII
RIGHT AND OBLIGATIONS OF THE LIMITED PARTNERS
8.05	(b) Notwithstanding the provisions of Section 8.05(a), a Limited Partner that exercises the Exchange Right shall be deemed to have offered to sell the Partnership Units described in the Notice of Exchange to the General Partner and the General Partner may, in its sole and absolute discretion, elect to purchase directly and acquire such Partnership Units by paying to the Exchanging Partner the Cash Amount on the Specified Exchange Date (or at the option of the Limited Partner, provided such conversion is legally available, in the form of INREIT Shares based on the Conversion Factor), whereupon the General Partner shall acquire the Partnership Units offered for exchange by the Exchanging Partner and shall be treated for all purposes of this Agreement as the owner of such Partnership Units.
     By executing this Fourth Amendment the General Partner affirms, agrees to, ratifies and consents to the terms, covenants, and agreements contained in the First Amendment and Complete Restatement of Agreement of Limited Liability Partnership of INREIT Properties, LLLP, as modified by the Second and Third Amendments to Limited Liability Limited Partnership of INREIT Properties, LLLP and as modified by this Fourth Amendment.